TRANSGLOBE ENERGY CORPORATION ANNOUNCES

DIRECTOR/PDMR SHAREHOLDINGS

AIM & TSX:  “TGL” & NASDAQ:  “TGA”

Calgary, Alberta, June 26, 2020 - TransGlobe Energy Corporation (“TransGlobe” or the “Company”) announces that on May 19, 2020, Randy Neely (President and Chief Executive Officer), and Edward Ok (Vice President Finance and Chief Financial Officer), both persons discharging managerial responsibilities with the Corporation, had Restricted Share Units (“RSUs”) vest.

On May 19, 2020, Randy Neely and Edward Ok had Performance Share Units (“PSUs”) vest. These were granted to each individual as part of the Company’s Long-Term Incentive Plan in May 2017.

As per the PSU Plan, following the vesting date, the Company has 55 days to assess performance and to receive Board of Directors’ approval of the assessment.  The Company settled all vested RSU and PSU PDMR and Director awards on June 23, 2020.

PDMR	Position	Type	Quantity Previously Awarded	Quantity Vested	Vesting Price ($Cdn)	Number Held Following Vesting
Randy Neely	President and Chief Executive Officer	RSU	11,619	11,619	$0.68	0
		PSU	738,605	69,728	$0.68	668,877
Edward Ok	Vice President Finance and Chief Financial Officer	RSU	8,532	8,532	$0.68	0
		PSU	350,365	8,532	$0.68	341,833

Prior to Ross Clarkson’s retirement as CEO on December 1, 2018, he was a participant in the Company’s Long Term Incentive Plan and as such was the recipient of RSUs.  On May 19, 2020 Ross Clarkson (Non-independent Director) had RSUs vest.

On May 19, 2020, Ross Clarkson had Performance Share Units (“PSUs”) vest. These were granted as part of the Company’s Long-Term Incentive Plan in May 2017.

Director	Type	Quantity Previously Awarded	Quantity Vested	Vesting Price ($Cdn)	Number Held Following Vesting
Ross Clarkson	RSU	21,870	21,870	$0.68	0
	PSU	298,841	131,344	$0.68	167,497

The vested RSUs were granted in accordance with the Restricted Share Unit Plan.

The Company’s PSUs have a three-year performance period in which the Company’s total shareholder return (“TSR”) is measured against the TSR of the individual companies included in the performance peer group (“PPG”). The PPG was selected in May 2017 at the time of grant. As per the PSU Plan, depending on the Company’s relative TSR as compared to the TSR of the PPG constituents, the vesting of the 2017 PSU grant would be assessed a performance rating within a range of 0% to 200% of the original grant (inclusive of dividends). For the 2017 grant, the Company achieved a performance rating of 200%.

The PSUs were granted in accordance with the Performance Share Unit Plan of the Company. No shares will be issued upon exercise or vesting of any of the share units as the instruments are settled in cash. Total cash payable can be calculated by taking the total units vested multiplied by the performance rating of 200% multiplied by the Vesting Price. The Vesting Price is calculated as the 5-day volume weighted average share price of trading on the Toronto Stock Exchange prior to the vesting date. The Vesting Price of the shares of the Company was calculated at Cdn $0.68.

The notifications set out below are provided in accordance with the requirements of the EU Market Abuse Regulation.

Notification of a Transaction pursuant to Article 19(1) of Regulation (EU) No. 596/2014

1)Details of PDMR a)Name	Randy Neely	Edward Ok
2)Reason for the notification a)Position / status	President and Chief Executive Officer	Vice President Finance and Chief Financial Officer
b)Initial notification / amendment	Initial notification	Initial notification
3)Details of the issuer a)Name	TransGlobe Energy Corporation	TransGlobe Energy Corporation
b)Legal Entity Identifier	549300QMNS6BDY8UUB03	549300QMNS6BDY8UUB03
4)Details of transaction a)Description of financial instrument	Restricted Share Units	Restricted Share Units
b)Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)Nature of the transaction	Vesting of RSU	Vesting of RSU
d)Price(s) and volume(s)	Price: Cdn $0.68 Volume: 11,619	Price: Cdn $0.68 Volume: 8,532
e)Aggregated information: i)Price ii)Volume	Price: $0.68 Cdn per RSU Volume: 11,619 RSUs	Price: $0.68 Cdn per RSU Volume: 8,532 RSUs
f)Date of the transaction	May 19, 2020	May 19, 2020
g)Place of Transaction	Outside a trading venue	Outside a trading venue

1)Details of PDMR a)Name	Ross Clarkson
2)Reason for the notification a)Position / status	Director
b)Initial notification / amendment	Initial notification
3)Details of the issuer a)Name	TransGlobe Energy Corporation
b)Legal Entity Identifier	549300QMNS6BDY8UUB03
4)Details of transaction a)Description of financial instrument	Restricted Share Units
b)Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)Nature of the transaction	Vesting of RSUs
d)Price(s) and volume(s)	Price: Cdn $0.68 Volume: 21,870

e)Aggregated information: i)Price ii)Volume	Price: $0.68 Cdn per PSU Volume: 21,870 PSUs
f)Date of the transaction	May 19, 2020
g)Place of Transaction	Outside a trading venue

Notification of a Transaction pursuant to Article 19(1) of Regulation (EU) No. 596/2014

1)Details of PDMR a)Name	Randy Neely	Edward Ok
2)Reason for the notification a)Position / status	President and Chief Executive Officer	Vice President Finance and Chief Financial Officer
b)Initial notification / amendment	Initial notification	Initial notification
3)Details of the issuer a)Name	TransGlobe Energy Corporation	TransGlobe Energy Corporation
b)Legal Entity Identifier	549300QMNS6BDY8UUB03	549300QMNS6BDY8UUB03
4)Details of transaction a)Description of financial instrument	Performance Share Units	Performance Share Units
b)Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)Nature of the transaction	Vesting of PSUs	Vesting of PSUs
d)Price(s) and volume(s)	Price: Cdn $0.68 Volume: 69,728	Price: Cdn $0.68 Volume: 8,532
e)Aggregated information: i)Price ii)Volume	Price: $0.68 Cdn per PSU Volume: 69,728 PSUs	Price: $2.38 Cdn per PSU Volume: 8,532 PSUs
f)Date of the transaction	May 19, 2020	May 19, 2020
g)Place of Transaction	Outside a trading venue	Outside a trading venue

5)Details of PDMR a)Name	Ross Clarkson
6)Reason for the notification a)Position / status	Director
b)Initial notification / amendment	Initial notification
7)Details of the issuer a)Name	TransGlobe Energy Corporation
b)Legal Entity Identifier	549300QMNS6BDY8UUB03
8)Details of transaction a)Description of financial instrument	Performance Share Units
b)Identification code	ISIN for TransGlobe Energy Corporation Ordinary Shares: CA8936621066
c)Nature of the transaction	Vesting of PSUs
d)Price(s) and volume(s)	Price: Cdn $0.68 Volume: 131,344
e)Aggregated information: i)Price ii)Volume	Price: $0.68 Cdn per PSU Volume: 131,344 PSUs
f)Date of the transaction	May 19, 2020
g)Place of Transaction	Outside a trading venue

About TransGlobe

TransGlobe Energy Corporation is a cash flow focused oil and gas exploration and development company whose current activities are concentrated in the Arab Republic of Egypt and Canada. TransGlobe’s common shares trade on the Toronto Stock Exchange and the AIM market of the London Stock Exchange under the symbol TGL and on the NASDAQ Exchange under the symbol TGA.

For further information, please contact:
TransGlobe Energy	Via FTI Consulting
Randy Neely, President and Chief Executive Officer
Eddie Ok, Chief Financial Officer

Canaccord Genuity (Nomad & Sole Broker)	+44 (0) 20 7523 8000
Henry Fitzgerald-O'Connor
James Asensio

FTI Consulting (Financial PR)	+44 (0) 20 3727 1000
Ben Brewerton	transglobeenergy@fticonsulting.com
Genevieve Ryan

Tailwind Associates (Investor Relations)
Darren Engels	darren@tailwindassociates.ca http://www.tailwindassociates.ca +1 403.618.8035 investor.relations@trans-globe.com http://www.trans-globe.com +1 403.264.9888